Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Kite Realty Group, L.P. for the registration of debt securities and to the incorporation by reference therein of our report dated February 20, 2020, with respect to the consolidated financial statements and schedule of Kite Realty Group, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

November 16, 2021